Exhibit 99.1

The Travelers Companies, Inc.
485 Lexington Avenue
NYSE: TRV	New York, NY 10017-2630
www.travelers.com

Travelers Reports First Quarter Net and Operating Income per Diluted Share of $2.02 and $2.01,
an Increase of 5% and 6%, Respectively, From the Prior Year Quarter

Board of Directors Approves a 12% Increase in the Company’s Regular Quarterly Dividend per Share to $0.46

•             Strong net income of $806 million in the quarter generated return on equity of 13.1%.

•             Price increases accelerated in all segments.

•             Book value per share of $63.81, up 7% from end of prior year quarter and 2% from year-end 2011.

•             Repurchased 6 million shares for $350 million during the quarter.

New York, April 19, 2012 — The Travelers Companies, Inc. today reported net income of $806 million, or $2.02 per diluted share, for the quarter ended March 31, 2012, compared to $839 million, or $1.92 per diluted share in the prior year quarter. Operating income in the current quarter was $801 million, or $2.01 per diluted share, compared to $826 million, or $1.89 per diluted share, in the prior year quarter. Net and operating income in the prior year quarter included a $104 million benefit from the resolution of prior year tax matters.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended March 31,
except for premiums & revenues)	2012	2011	Change
Net written premiums	$5,497	$5,437	1%

Total revenues	$6,392	$6,278	2

Operating income	$801	$826	(3)
per diluted share	$2.01	$1.89	6
Net income	$806	$839	(4)
per diluted share	$2.02	$1.92	5

Diluted weighted average shares outstanding	395.8	434.4	(9)

GAAP combined ratio	92.2%	94.7%	(2.5	)pts

Operating return on equity	14.7%	14.1%	0.6	pts
Return on equity	13.1%	13.3%	(0.2	)pts

	As of March 31,
	2012	2011	Change
Book value per share	$63.81	$59.91	7%
Adjusted book value per share	$56.53	$55.61	2

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are very pleased with our strong results this quarter, as we reported net and operating income in excess of $800 million and return on equity and operating return on equity of 13.1% and 14.7%, respectively,” commented Jay Fishman, Chairman and Chief Executive Officer. “Our underwriting performance reflected a GAAP combined ratio of 92.2%, an improvement of 2.5 points from the prior year quarter and 3.7 points from fourth quarter 2011. Net investment income, while down modestly from the prior year quarter as a result of continuing low fixed reinvestment yields, remained strong.

“Our renewal price gains in the quarter continued to be very encouraging. In Business Insurance, we achieved renewal price change of 8% in the first quarter, an increase from 6% in the fourth quarter. In Financial, Professional and International Insurance, both renewal price change and retention rates increased and in Personal Insurance, renewal premium change, which includes changes in exposure, increased to 4% in Agency Auto and 10% in Agency Homeowners & Other. We are extremely pleased with the pricing gains that our field underwriters have generated while maintaining strong and stable retention rates.

“Given that low investment yields and unusual weather patterns have continued, we remain committed to actively, but selectively, seeking price increases and improved terms and conditions in order to continue to improve returns,” concluded Mr. Fishman.

First Quarter 2012 Consolidated Results

	Three Months Ended March 31,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax
Underwriting gain	$393		$247		$248	$249
Underwriting gain includes:
Net favorable prior year reserve development	304		237		200	155
Catastrophes, net of reinsurance	(168)		(186)		(109)	(122)
Resolution of prior year tax matters						100

Net investment income	740		779		593	622

Other, including interest expense	(66)		(77)		(40)	(45)
Other also includes:
Resolution of prior year tax matters						4

Operating income	1,067		949		801	826
Net realized investment gains	10		20		5	13
Income before income taxes	$1,077		$969
Net income					$806	$839

GAAP combined ratio	92.2%		94.7%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	91.4%		93.8%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(5.5	)pts	(4.4	)pts
Catastrophes, net of reinsurance	3.1	pts	3.4	pts

Operating income of $801 million after tax decreased $25 million from the prior year quarter, including a $29 million quarter to quarter decrease in after-tax net investment income. On an after-tax basis, the underwriting gain in the current quarter approximated the prior year quarter, which included a $100 million benefit from the favorable resolution of prior year tax matters.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 92.2 percent, as compared to 94.7 percent in the prior year quarter. This improvement of 2.5 points in the combined ratio was driven in part by a $67 million pre-tax increase in net favorable prior year reserve development (improvement of 1.1 points), and an $18 million pre-tax decrease in catastrophe losses (improvement of 0.3 points). Catastrophe losses in the current quarter primarily resulted from tornadoes and hail storms in the Midwest and Southeast regions of the United States. Net favorable prior year reserve development in the current quarter occurred in all three segments.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 94.6 percent, as compared to 95.7 percent in the prior year quarter.  This improvement of 1.1 points primarily resulted from a lower level of large losses in Financial, Professional and International Insurance and a decrease in the consolidated expense ratio as a result of higher earned premiums.

Total revenues of $6.392 billion in the current quarter increased $114 million, or 2 percent, from the prior year quarter. Within total revenues, earned premiums increased $152 million, while net investment income decreased $39 million. The modest decrease in net investment income was primarily driven by lower reinvestment rates in the fixed income portfolio.

Net written premiums of $5.497 billion in the current quarter increased 1 percent from the prior year quarter. The company continued its efforts to actively seek improved pricing for its insurance products. As a result, renewal pricing gains continued across all three segments and increased from recent quarters.  While retention rates remained strong across each segment and were generally consistent with the most recent quarter, retention rates in Business Insurance were down modestly from the prior year quarter, consistent with the company’s pricing strategy. New business volumes decreased from the prior year quarter in Business Insurance and Personal Insurance, but increased in Financial Professional & International Insurance. Net written premiums in Business Insurance benefited from continued positive exposure change at renewal, as well as a meaningfully higher level of positive audit premiums compared to the prior year quarter.

Capital Management

“Our cash flows were very strong as we generated more than $800 million in cash from operating activities during the quarter,” commented Jay S. Benet, Vice Chairman and Chief Financial Officer, “while all of our capital ratios remained at or above target levels.”

During the first quarter of 2012, the company repurchased 6.0 million common shares under its existing share repurchase authorization for a total cost of $350 million and dividends were $162 million. Shareholders’ equity was $24.9 billion at the end of the first quarter of 2012, a 2 percent increase from the beginning of the year. Included in shareholders’ equity at the end of the first quarter of 2012 were after-tax net unrealized investment gains of $2.8 billion, compared to $2.9 billion at year-end 2011. Statutory surplus was $19.9 billion, up modestly from the beginning of the year. The company’s debt-to-capital ratio (excluding after-tax net unrealized investment gains) was 23.1 percent, well within its target range, and holding company liquidity was $2.2 billion.

The Board of Directors declared a regular quarterly dividend of $0.46 per common share. This dividend, which is $0.05 higher than the last regular quarterly dividend, is payable June 29, 2012, to shareholders of record as of the close of business June 8, 2012.

Business Insurance Segment Financial Results

“We are pleased with our very strong underwriting performance in Business Insurance during the quarter,” commented Brian MacLean, President and Chief Operating Officer. “On a written basis, we achieved renewal price gains of 8% in the quarter, up from 6% in the fourth quarter, attributable to increased price gains in all of our product lines. We were particularly gratified to see renewal price gains improve across all of our product lines, while loss cost trends generally remained within expectations.”

	Three Months Ended March 31,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax
Underwriting gain	$284		$129		$177	$153
Underwriting gain includes:
Net favorable prior year reserve development	248		143		162	93
Catastrophes, net of reinsurance	(53)		(112)		(34)	(73)
Resolution of prior year tax matters						76

Net investment income	532		556		425	445

Other	14		9		10	6

Operating income	$830		$694		$612	$604

GAAP combined ratio	89.6%		94.9%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(8.6	)pts	(5.2	)pts
Catastrophes, net of reinsurance	1.8	pts	4.1	pts

Operating income of $612 million after tax increased $8 million from the prior year quarter due to a $24 million after-tax increase in the underwriting gain, partially offset by a $20 million after-tax decrease in net investment income. The underwriting gain in the prior year quarter included a $76 million benefit from the favorable resolution of prior year tax matters.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 89.6 percent, as compared to 94.9 percent in the prior year quarter. This improvement of 5.3 points in the combined ratio was due to a $105 million pre-tax increase in net favorable prior year reserve development (improvement of 3.4 points) and a $59 million pre-tax decrease in catastrophe losses (improvement of 2.3 points). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the general liability product line for the 2004-2009 accident years and in the property product line for the 2010 accident year. This was partially offset by a strengthening of commercial automobile reserves due to higher than expected frequency and severity for the 2011 accident year.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 96.4 percent, as compared to 96.0 percent in the prior year quarter.

Business Insurance net written premiums of $3.100 billion in the current quarter increased 3 percent from the prior year quarter. The company continued its efforts to actively seek improved pricing for its insurance products. As a result, renewal rate change was positive for the fifth consecutive quarter and once again increased from recent quarters. While retention rates and new business volumes were lower than the prior year quarter, consistent with the company’s pricing strategy and approach to improving returns on new accounts, both were generally consistent with the fourth quarter 2011. Net written premiums benefited from improved economic activity as evidenced by continued positive exposure change at renewal, as well as a meaningfully higher level of positive audit premiums compared to the prior year quarter.

Select Accounts

•             Net written premiums of $718 million decreased 2 percent from the prior year quarter.

•             Renewal premium change was positive for the twelfth consecutive quarter and increased from recent quarters to its highest level since the first quarter 2004 on business from both TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, and larger accounts served by Select.

•             While retention rates on business from TravelersExpressSM remained strong and generally consistent with recent quarters, overall Select retention rates decreased from recent quarters due to lower retention rates in larger accounts.

•             New business volumes from TravelersExpressSM remained strong, but decreased modestly from the prior year quarter, while overall Select new business volumes decreased from the prior year quarter.

Commercial Accounts

•             Net written premiums of $861 million increased 5 percent from the prior year quarter primarily due to increased renewal premium change as well as the benefit of positive audit premiums in the current quarter as compared to negative audit premiums in the prior year quarter.

•             Renewal premium change was positive for the sixth consecutive quarter and increased from recent quarters to the highest level since the second quarter 2003.

•             Retention rates remained strong and increased slightly from the most recent quarter.

•             New business volumes decreased from the prior year quarter.

Other Business Insurance

Includes Industry-Focused Underwriting, Target Risk Underwriting and Specialized Distribution

•             Net written premiums of $1.285 billion increased 3 percent from the prior year quarter primarily due to a meaningfully higher level of positive audit premiums.

•             Renewal premium change remained positive and increased meaningfully from recent quarters.

•             Retention rates remained strong and increased slightly from the most recent quarter.

•             New business volumes decreased from the prior year quarter.

National Accounts

•             Net written premiums of $235 million increased 11 percent from the prior year quarter due to higher new business volumes and continued very strong retention rates.

Financial, Professional & International Insurance Segment Financial Results

“Financial, Professional & International Insurance had another quarter of strong results,” commented MacLean. “In our Management Liability business, we are seeing the favorable impact on profitability of technology investments and underwriting initiatives which have had the impact of driving premium growth in our more profitable lines. In our International business, our investments in technology, analytics and underwriting have contributed to a lower loss ratio.  Overall, we are pleased with how these businesses are positioned.”

	Three Months Ended March 31,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax
Underwriting gain	$88		$33		$59	$32
Underwriting gain includes:
Net favorable prior year reserve development	46		39		31	26
Catastrophes, net of reinsurance	—		(21)		—	(15)
Resolution of prior year tax matters						14

Net investment income	104		106		85	84

Other	8		7		5	4

Operating income	$200		$146		$149	$120

GAAP combined ratio	87.8%		95.3%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(6.1	)pts	(5.1	)pts
Catastrophes, net of reinsurance	—	pts	2.7	pts

Operating income of $149 million after tax increased $29 million from the prior year quarter mostly due to a $27 million after-tax increase in the underwriting gain. The underwriting gain in the prior year quarter included a $14 million benefit from the favorable resolution of prior year tax matters.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 87.8 percent, as compared to 95.3 percent in the prior year quarter. This improvement of 7.5 points in the combined ratio was partly due to a $21 million pre-tax decrease in catastrophe losses (improvement of 2.7 points) and a $7 million pre-tax increase in net favorable prior year reserve development (improvement of 1.0 point). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the surety business within Bond & Financial Products for the 2006—2008 accident years as well as in several lines of business in Canada and the company’s operations at Lloyd’s within International.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 93.9 percent, as compared to 97.7 percent in the prior year quarter. This improvement of 3.8 points primarily resulted from a lower level of large losses within International, partially offset by an increase in the expense ratio as a result of lower earned premiums and continued infrastructure investments within International to support growth.

Financial, Professional & International Insurance net written premiums of $604 million decreased 3 percent from the prior year quarter primarily due to lower construction surety business volumes within Bond & Financial Products.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are generally sold on a non-recurring, project-specific basis.

Bond & Financial Products

•             Net written premiums of $357 million decreased 3 percent from the prior year quarter primarily due to lower business volumes in construction surety reflecting the continued slowdown in construction spending and disciplined underwriting.

•             Retention rates remained very strong and increased from recent quarters.

•             Renewal premium change remained positive and increased from recent quarters due to positive renewal rate change and higher insured exposures.

•             New business volumes increased from the prior year quarter driven by the Management Liability business for private companies and not-for-profit organizations.

International

•             Net written premiums of $247 million decreased 3 percent from the prior year quarter.

•             Retention rates increased from recent quarters, but continued to be unfavorably impacted by the company’s exit from the personal lines business in Ireland.

•             Renewal premium change was flat as the impact of positive renewal rate change was offset by reduced insured exposures.

•             New business volumes increased from the prior year quarter primarily due to higher volumes at the company’s operations at Lloyd’s.

Personal Insurance Segment Financial Results

“We are pleased with the price gains we were able to achieve in the quarter,” commented MacLean. “In Agency Auto, renewal premium change was 4% in the quarter, up from 3% in the fourth quarter, and in Agency Homeowners & Other, renewal premium change was 10% in the quarter, up from 8% in the fourth quarter. In both lines we have filed for additional rate increases in a number of states. In Homeowners, we have implemented higher deductibles as well as other changes in terms and conditions in a number of states. Given the potential for continued unusual weather patterns, we are going to continue to take the actions we believe are necessary to improve returns.”

	Three Months Ended March 31,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting gain	$21		$85		$12	$64
Underwriting gain includes:
Net favorable prior year reserve development	10		55		7	36
Catastrophes, net of reinsurance	(115)		(53)		(75)	(34)
Resolution of prior year tax matters						10

Net investment income	104		117		83	93

Other	19		18		13	13

Operating income	$144		$220		$108	$170

GAAP combined ratio	97.8%		94.2%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	95.7%		91.4%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(0.5	)pts	(3.0	)pts
Catastrophes, net of reinsurance	6.0	pts	2.8	pts

Operating income of $108 million after tax decreased $62 million from the prior year quarter due to a $52 million after-tax decrease in the underwriting gain and a $10 million after-tax decrease in net investment income. The underwriting gain in the prior year quarter included a $10 million benefit from the favorable resolution of prior year tax matters.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 97.8 percent, as compared to 94.2 percent in the prior year quarter. This increase of 3.6 points in the combined ratio was driven by a $62 million pre-tax increase in catastrophe losses (increase of 3.2 points) and a $45 million pre-tax decrease in net favorable prior year reserve development (increase of 2.5 points).

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 92.3 percent, as compared to 94.4 percent in the prior year quarter. This improvement of 2.1 points was primarily due to a decrease in the expense ratio as a result of lower advertising and other costs associated with the direct to consumer initiative and higher earned premiums.

Personal Insurance net written premiums of $1.793 billion were consistent with the prior year quarter.

Agency Automobile and Agency Homeowners & Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $900 million decreased 2 percent from the prior year quarter.

•             Policies in force decreased 1 percent from the prior year quarter.

•             Retention rates remained strong and generally consistent with recent quarters.

•             Renewal premium change remained positive and increased from recent quarters.

•             New business volumes decreased from the prior year quarter.

Agency Homeowners & Other

•             Net written premiums of $855 million increased 1 percent from the prior year quarter.

•             Policies in force decreased slightly from the prior year quarter.

•             Retention rates remained very strong and generally consistent with recent quarters.

•             Renewal premium change remained positive and increased from recent quarters.

•             New business volumes decreased from the prior year quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, April 19, 2012. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website. Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com. In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector

Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis through Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans, expected margin improvement, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the company and otherwise adversely impact its results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  any net deferred tax asset could be adversely affected by a reduction in the U.S. Federal corporate income tax rate;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the U.S., including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  the company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, share price, catastrophe losses, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends and Net Income less Preferred Dividends to Net Income

	Three Months Ended
	March 31,
($ in millions, after-tax)	2012	2011

Operating income, less preferred dividends	$801	$825
Preferred dividends	—	1
Operating income	801	826
Net realized investment gains	5	13
Net income	$806	$839

Net income, less preferred dividends	$806	$838
Preferred dividends	—	1
Net income	$806	$839

	Twelve Months Ended December 31,
($ in millions, after-tax)	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	1	3	3	4	4	5	6
Operating income	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	36	173	22	(271)	101	8	35
Income from continuing operations	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	(439)
Net income	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended
	March 31,
	2012	2011

Basic earnings per share
Operating income	$2.03	$1.91
Net realized investment gains	0.01	0.03
Net income	$2.04	$1.94

Diluted earnings per share
Operating income	$2.01	$1.89
Net realized investment gains	0.01	0.03
Net income	$2.02	$1.92

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended
	March 31,
($ in millions, after-tax)	2012	2011

Business Insurance	$612	$604
Financial, Professional & International Insurance	149	120
Personal Insurance	108	170
Total segment operating income	869	894
Interest Expense and Other	(68)	(68)
Total operating income	$801	$826

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of March 31,
($ in millions)	2012	2011

Adjusted shareholders’ equity	$22,029	$23,358
Net unrealized investment gains, net of tax	2,838	1,806
Net realized investment gains, net of tax	5	13
Preferred stock	—	66
Shareholders’ equity	$24,872	$25,243

	As of December 31,
($ in millions)	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended
	March 31,
($ in millions, after-tax)	2012	2011

Annualized operating income, less preferred dividends	$3,202	$3,303
Adjusted average shareholders’ equity	21,817	23,453
Operating return on equity	14.7%	14.1%

Annualized net income, less preferred dividends	$3,225	$3,354
Average shareholders’ equity	24,675	25,293
Return on equity	13.1%	13.3%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through March 31, 2012

	Three Months Ended
	March 31,		Twelve Months Ended December 31,
($ in millions)	2012	2011	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$801	$825	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Operating income, less preferred dividends - annualized	3,202	3,303
Adjusted average shareholders’ equity	21,817	23,453	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	14.7%	14.1%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through March 31, 2012	13.1%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims, claim adjustment expenses, and reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended
	March 31,
($ in millions, after-tax except as noted)	2012	2011

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$257	$196
Pre-tax impact of catastrophes	(168)	(186)
Pre-tax impact of net favorable prior year loss reserve development	304	237
Pre-tax underwriting gain	393	247
Income tax expense (benefit) on underwriting results	145	(2)
Underwriting gain	248	249
Net investment income	593	622
Other, including interest expense	(40)	(45)
Operating income	801	826
Net realized investment gains	5	13
Net income	$806	$839

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended
	March 31,
($ in millions, pre-tax)	2012	2011

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,364	$3,382
Less:
Policyholder dividends	12	10
Allocated fee income	35	33
Loss ratio numerator	$3,317	$3,339

Underwriting expense ratio
Amortization of deferred acquisition costs	$971	$948
General and administrative expenses	884	883
Less:
G&A included in Interest Expense and Other	7	15
Allocated fee income	47	41
Billing and policy fees	27	26
Expense ratio numerator	$1,774	$1,749

Earned premium	$5,523	$5,371

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	60.1%	62.1%
Underwriting expense ratio	32.1%	32.6%
Combined ratio	92.2%	94.7%

(1)         For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance. In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended
	March 31,
	2012	2011

Personal Insurance
GAAP combined ratio excluding incremental impact of direct to consumer initiative	95.7%	91.4%
Incremental impact of direct to consumer initiative	2.1%	2.8%
GAAP combined ratio	97.8%	94.2%

Consolidated
GAAP combined ratio excluding incremental impact of direct to consumer initiative	91.4%	93.8%
Incremental impact of direct to consumer initiative	0.8%	0.9%
GAAP combined ratio	92.2%	94.7%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the FP&II segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended
	March 31,
($ in millions)	2012	2011	Change

Net written premiums - holding foreign exchange rates constant	$251	$255	(2)%
Impact of changes in foreign exchange rates	(4)
Net written premiums	$247	$255	(3)%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended
	March 31,
($ in millions)	2012	2011	Change

Net written premiums - holding foreign exchange rates constant	$608	$624	(3)%
Impact of changes in foreign exchange rates	(4)
Net written premiums	$604	$624	(3)%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Common Shareholders’ Equity to Shareholders’ Equity

	As of
	March 31,	December 31,	March 31,
($ in millions, except per share amounts)	2012	2011	2011

Tangible common shareholders’ equity	$18,299	$17,856	$19,576
Goodwill	3,365	3,365	3,365
Other intangible assets	417	433	482
Less: Impact of deferred tax on other intangible assets	(47)	(48)	(52)
Adjusted common shareholders’ equity	22,034	21,606	23,371
Net unrealized investment gains, net of tax	2,838	2,871	1,806
Common shareholders’ equity	24,872	24,477	25,177
Preferred stock	—	—	66
Shareholders’ equity	$24,872	$24,477	$25,243

Common shares outstanding	389.8	392.8	420.3

Tangible book value per share	$46.95	$45.46	$46.58
Adjusted book value per share	56.53	55.01	55.61
Book value per share	63.81	62.32	59.91

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capital

	As of
	March 31,	December 31,	March 31,
($ in millions)	2012	2011	2011

Debt	$6,606	$6,605	$6,611
Shareholders’ equity	24,872	24,477	25,243
Total capitalization	31,478	31,082	31,854
Net unrealized investment gains, net of tax	2,838	2,871	1,806
Total capitalization excluding net unrealized gain on investments, net of tax	$28,640	$28,211	$30,048

Debt-to-capital ratio	21.0%	21.3%	20.8%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	23.1%	23.4%	22.0%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Business Insurance-Other.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of cash, short-term invested assets and readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902